EXHIBIT 99.1

NVR, INC. APPOINTS NEW MEMBER OF BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE	CONTACT:	Dan Malzahn
	OFFICE:	703-956-4204

December 15, 2005 — Reston VA — NVR, Inc. (AMEX: NVR) announced that Timothy M. Donahue has joined its Board of Directors as an independent director effective January 1, 2006. Mr. Donahue has also been appointed as a member of the Nominating Committee and the Compensation Committee.

Mr. Donahue is currently the Executive Chairman of Sprint Nextel Corporation. Prior to the merger between Sprint and Nextel in August 2005, he served as president, chief executive officer and a member of the board of directors of Nextel Communications, Inc. He began his career with Nextel in January 1996 as president and chief operating officer. Before joining Nextel, Mr. Donahue served as northeast regional president for AT&T Wireless Services operations from 1991 to 1996. Prior to that, he served as president for McCaw Cellular’s paging division in 1986 and was named McCaw’s president for the U.S. central region in 1989.

Dwight C. Schar, Chairman of the Board, stated “We are pleased to welcome Tim to our Board. He will be a great complement to the expertise of our current board members. His operational experience coupled with the leadership he displayed while growing the Nextel business will greatly benefit NVR.”

NVR is headquartered in Reston, Virginia and is one of the largest homebuilders in the United States.